Exhibit 99.1

Blue Star Foods Corp. Signs Term Sheet to Acquire Taste of BC Aquafarms, Inc.

Acquisition Would Signify a Strategic Investment into the Recirculating Aquaculture Systems (RAS) Industry

Miami, Florida – December 28, 2020 – Blue Star Foods Corp., (OTC: BSFC) (“Blue Star”), a sustainable seafood company, announced today that it has signed a term sheet to acquire Taste of BC Aquafarms, Inc. (“Taste of BC Aquafarms”), a family-owned and operated land-based Recirculating Aquaculture Systems (RAS) salmon farming operation, based in Nanaimo, British Columbia, Canada, subject to certain closing conditions.

“We believe land-based salmon farming can be part of the solution of healing our environment and will meet the gap between the growing global demand of salmon and a supply that is limited by its environmental impact, as well as geographical and governmental constraints,” said the Company’s Chairman and CEO, John Keeler. Mr. Keeler added, “We are very thrilled to partner with the Atkinson family, the founders and operators of Taste of BC Aquafarms, who have been pioneers in RAS farming since 2010. They’ve built a proven and scalable model and we are excited to strategically fund their next level of growth and use our sales platform to market their delicious, sashimi-grade, Steelhead Salmon.”

“We are delighted to be joining Blue Star Foods through this acquisition. From the beginning, I wanted to create a RAS model that we could easily replicate in multiple locations, with predictable outcomes, and leave a legacy of a new Industry of land-based salmon production in British Columbia and beyond,” said Steve Atkinson, President of Taste of BC Aquafarms. He added, “We took a different approach than others in developing RAS for salmon production. First, we wanted to develop a proven, successful culture system, and now we are looking to deploy this system in multiples. Our modular design strategy works and is highly scalable. I see no reason why the RAS Salmon production in BC cannot potentially exceed 100,000 metric tons annual production in the next two decades. Along with Blue Star, we intend to be leaders in this new industry.”

Growing Demand for Marine Protein and RAS Technologies Growing Importance

According to the United Nations’ estimates, by 2050, the world will have an estimated 9.8 billion people, a 2 billion increase in population from 2020. With a growing population, it is expected that there will be an increase in demand for protein food sources, and a significant amount of that demand will be for marine protein.

RAS technologies are a disruptive, non-invasive, land-based aquaculture method that is expected to reshape the seafood industry over the next several decades. RAS land-based farming avoids some of the current pitfalls of existing methods of sourcing salmon, including:

●	Fish harvested in open environments increasingly contain small traces of plastic.
●	Conventional salmon farming in open net pens is increasingly problematic and is losing social license in many jurisdictions.
●	Current sourcing Locations are not logistically efficient and can lead to increased Greenhouse Gas Emissions through airfreight.

Blue Star’s acquisition of Taste of BC Aquafarms is being done through a combination of cash, equity and assumption of debt. The transaction is expected to close in Q1-2021. Newbridge Securities Corporation is acting as the Exclusive M&A Advisor to Blue Star Foods Corp. and The Crone Law Group is acting as the Company’s Legal Counsel.

About Taste of BC Aquafarms Inc.

Taste of BC Aquafarms Inc. is a family operated company located in Nanaimo, British Columbia, Canada. Incorporated in 2010, the company operates the oldest continuously operating Recirculating Aquaculture System (RAS) full grow-out salmon farm in North America. As pioneers in the RAS industry, Taste of BC has proven their technology. Their “Little Cedar Falls” brand Steelhead Salmon has been on the market since 2013, and now is known as a premium land grown, sustainable Salmon. The Company is a member of Ocean Wise. Its corporate website is: www.littlecedarfalls.com

About Blue Star Foods Corp.

Blue Star Foods Corp. is a sustainable seafood company that processes, packages and sells refrigerated pasteurized Blue Crab meat, and other premium seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. Its products are currently sold in the United States, Mexico, Canada, the Caribbean, the United Kingdom, France, the Middle East, Singapore & Hong Kong. The company is based in Miami, Florida (United States), and its corporate website is: http://www.bluestarfoods.com.

Contacts

Constantino Gutierrez | Newbridge Securities Corporation

cgutierrez@newbridgesecurities.com | Office: (480) 207-1824

Safe Harbor

This press release contains statements, which may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of Purebase Corporation and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at http://www.bluestarfoods.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.